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                                                                EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                     SAFE TECHNOLOGIES INTERNATIONAL, INC.,
                            SHAREHOLDER INFORMATION

Palm Beach, FL., February 18, 1999, Safe Technologies International, Inc., (OTC:SFAD) reported today, that the Company has recently received many communications from SFAD Shareholders, asking if Management knows 'who' is selling the large blocks of stock, during the weeks of February 8 and February 15,1999. In answer to Shareholders' question, Management does not know 'who' is selling; we only know 'who' is capable of selling such large blocks. Please, refer to the following information:

Management is aware of a new block of 144 Stock, some of which could have come onto the market, February 9, 1999. This stock relates to an additional 7% of SFAD stock which was taken and allocated by former SFAD Management at the time of the Reverse Merger and Reverse Split, February 9, 1998. This seven percent of SFAD stock is owned by the following persons: Stanley Snyder, past SFAD President and Director (17,500,000 shares); Lawrence Feldman, past SFAD legal counsel and Consultant (17,500,000 shares); New Amsterdam Investment Trust, Warren Gilbert, Trustee, Finder's Fee, (7,054,772 shares); Neil Moskowitz, Finder's Fee, (3,527,286 shares); Bob Weinberg, Brokerage's Fee, (3,527,286 shares). See: 'Consultant's Fees' and 'Brokerage and Finder's Fees' in the SFAD Proxy Statement, dated January 30, 1998, Page 14. None of these shareholders consented to entering into Shareholders Lock Up Agreements.

Management is concerned about these large recent sales, however it should be noted that the volume of these sales is expressly permitted under Rule 144.

Management's attention and focus is concentrated on further development, in what Management hopes to achieve, in turning SFAD into an E-Corporation before the Year 2000, integrating our new acquisition, Internet Associates, Inc., into the operations of the Company, and assisting Internet Commerce, Inc., with the further development of IN CyberMall.com and CyberMalls Castle Store.

SFAD stockholders, understanding Management's philosophies, concepts, and goals toward building a solid, sound business entity for the Company for the long haul, are hopefully cognizant of the timing and assiduousness that should be imposed to reach stated goals, and will support Management's efforts to that end.

Safe Technologies International, Inc., ( OTC: SFAD) based in Palm Beach, Florida, is a multi-faceted company with multiple areas of concentrations, Internet, Technology, and Heath Care/Wellness.

       SOURCE:  Safe Technologies International, Inc., (SFAD)
       CONTACT: The Company
       TEL:     561-832-2700
       EMAIL:   management@safetechnologies.com
       HTTP:    www.safetechnologies.com